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OfficeMax Incorporated
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OfficeMax

150 East Pierce Road Itasca, IL 60143-1594

News Release

OfficeMax Media Contact	OfficeMax Investor Relations Contact
Bill Bonner	John Jennings
630 438 8584	630 438 8760

For Immediate Release

OFFICEMAX TO OPPOSE K CAPITAL NOMINEE

ITASCA, Ill., April 11 – OfficeMax Incorporated (NYSE:OMX) today announced that it received notice from two affiliated offshore funds, K Capital Offshore Master Fund (U.S. Dollar) L.P. and Special K Capital Offshore Master Fund (U.S. Dollar), L.P. (collectively, “K Capital”) of their intent to nominate a candidate for its Board of Directors at the Company’s 2005 annual meeting of shareholders.  The K Capital candidate would be in opposition to Carolyn M. Ticknor, a current independent director nominated for re-election to the Company’s Board of Directors.

“We are disappointed that K Capital has opted to conduct an election contest, especially in light of our express invitation to K Capital to present to us any specific strategic proposal for the Company they might have.  Instead of delivering such a proposal to us, they have chosen to create unnecessary distractions for our board, management and employees at this important time,” said George J. Harad, Executive Chairman of the Board and Chief Executive Officer of the Company.  “We believe the best interests of our shareholders will be better served by re-electing Ms. Ticknor, who is an independent and highly-qualified director, and by continuing to move forward aggressively with our current business plan. We therefore intend to oppose K Capital’s nominee and to work actively to re-elect Ms. Ticknor, and the company’s other independent directors who have been nominated for election.”

-MORE-

The Company’s 2005 Annual Meeting of Shareholders is scheduled to be held on May 9, 2005, at 2:00 p.m. Central Daylight Time at the Wyndham Northwest Chicago Hotel 400 Park Boulevard Itasca, Illinois.

The Company and certain other persons may be deemed participants in the solicitation of proxies from shareholders in connection with the Company’s 2005 Annual Meeting of Shareholders.  Information concerning such participants is available in the Company’s Proxy Statement filed with the Securities and Exchange Commission on April 1, 2005.  Shareholders are advised to read the Company’s Proxy Statement and supplements thereto and other relevant documents when they become available, because they will contain important information.  Shareholders may obtain, free of charge, copies of the Company’s Proxy Statement and any other documents filed by the Company with the SEC in connection with the 2005 Annual Meeting of Shareholders at the SEC’s website at (http://www.sec.gov/) or by contacting D.F. King & Company toll-free at (800) 347-4750.

About OfficeMax

OfficeMax is a leader in both business-to-business and retail office products distribution.  The company provides office supplies, and paper, print and document services, technology products and solutions, and furniture to large, medium, and small businesses and consumers.  OfficeMax customers are served by more than 41,000 associates through direct sales, catalogs, the Internet, and 935 superstores.

Forward-Looking Statements

Certain statements made in this press release and other written or oral statements made by or on behalf of the Company may constitute “forward-looking statements” within the meaning of the federal securities laws.  Statements regarding future events and developments and the Company’s future performance, as well as management’s expectations, beliefs, intentions, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws.  Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements.  These statements are based on current expectations and speak only as of the date of such statements.  The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.  Important factors regarding the Company which may cause results to differ from expectations are included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, including under the caption “Cautionary and Forward-Looking Statements”, and in other filings with the SEC.

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